Exhibit 10.1

COMMITMENT LETTER

License No. 02/02-5447

Feb-6 2013

Mr. Alvin Murstein

Freshstart Venture Capital Corporation

437 Madison Avenue

New York, NY 10022

Dear Mr. Murstein:

The Small Business Administration (“SBA”) is hereby committing to reserve Leverage (as defined in Title 13 of the Code of Federal Regulations (“13 CFR”) 107.50) in the form of guaranteed Debentures in an amount equal to $15,000,000.00, to be issued by Freshstart Venture Capital Corporation (the “Company”) on or prior to September 30, 2017, subject to the terms and conditions set forth in this Commitment Letter and in 13 CFR 107.1200-1240. As used herein, terms which are defined in 13 CFR Part 107 shall have the meanings assigned to them therein.

SBA may limit the amounts that may be drawn each year under this Commitment Letter. Each issuance of Leverage under this Commitment Letter is conditioned upon the Company’s creditworthiness (as determined by SBA) and the Company’s full compliance (as determined by SBA) with each of the other terms and conditions set forth in 13 CFR 107.1200-1240.

This Commitment Letter shall terminate automatically at 5:00 P.M. Eastern Time on September 30, 2017. You must pay SBA a non-refundable leverage fee in the amount of $150,000.00 within thirty days of the date of this letter or prior of your first draw against this commitment, whichever occurs earlier. The remaining portion of the leverage fee, in the amount of $300,000.00 will be deducted pro-rata as commitment proceeds are drawn.

By its acceptance of this Commitment Letter, the Company agrees to pay, indemnify and hold SBA harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of this Commitment Letter.

This Commitment Letter is subject to the provisions of part 107 of Title 13 of the Code of Federal Regulations, including without limitation 13 CFR 107.1200-1240, which are incorporated herein by reference.

This Commitment Letter has been issued in reliance upon the written representations and certifications made by the Company to SBA in connection with its application for a commitment. This Commitment Letter shall be governed by, and construed in accordance with, federal law.

Two originals of this Commitment Letter are provided so that one may be retained by the Company and the other returned to this Office, Attention: Andrew Hogue.

U.S. Small Business Administration

By:	/s/ Sean Greene
Sean Greene
Associate Administrator for Investment

Agreed and Accepted:

Freshstart Venture Capital Corporation

By:

Date:	Feb. 13, 2013